EXHIBIT 99.4

CONSENT OF A PERSON NAMED AS ABOUT TO BECOME A DIRECTOR

Pursuant to Rule 438 promulgated under the Securities Act of 1933, I, Lawrence D. Lenihan, Jr., hereby consent to be named as a person about to become a director of First Advantage Corporation in the registration statement on Form S-4 of First Advantage Corporation filed January 16, 2003, and any amendments thereto.

Dated: January 16, 2003	/s/ LAWRENCE D. LENIHAN, JR.
Lawrence D. Lenihan, Jr.